EXHIBIT 10.47

PACIFICARE SUPPLEMENTAL

EXECUTIVE RETIREMENT PLAN

Effective as of January 1, 2002

TABLE OF CONTENTS

(CONTINUED)

PACIFICARE SUPPLEMENTAL EXECUTIVE

RETIREMENT PLAN

Effective as of January 1, 2002

This PacifiCare Supplemental Executive Retirement Plan (the Plan) is adopted by PacifiCare Health Systems, Inc. (the Employer), effective as of January 1, 2002.

The Plan is intended to be a top-hat plan (i.e., an unfunded deferred compensation plan maintained for a member of a select group of management or highly compensated employees) pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA).

ARTICLE I—DEFINITIONS

The following terms, as used herein, unless a different meaning clearly is implied by the context, have the following meanings:

1.1 ACCRUED BENEFIT means the amount accrued by the Participant as determined under Section 2.1.

1.2 ACTUARIAL EQUIVALENT means a benefit of equivalent value when computed on the basis of the following assumptions:

(a)	Interest: Average monthly yield on 10-year Treasury bonds with constant maturities for the two months preceding the Benefit Commencement Date.

(b)	Mortality: Applicable mortality table under Code Section 417(e)(3) on the Benefit Commencement Date.

1.3 ADMINISTRATIVE COMMITTEE means the committee composed of at least three persons appointed by the Compensation Committee to administer and supervise the Plan.

1.4 BENEFICIARY means any person or persons so designated in accordance with the provisions of Section 2.5.

1.5 BENEFIT COMMENCEMENT DATE means the date on which benefits under the Plan are to commence upon the Participant’s termination of employment with the Employer or retirement as provided herein.

1.6 BENEFIT SERVICE means whole years and completed months of employment with the Employer after becoming a Participant in this Plan. Service prior to the Effective Date is not counted, except as approved by the Compensation Committee of the Board of Directors.

1.7 BOARD OF DIRECTORS means the Board of Directors of PacifiCare Health Systems, Inc.

1.8 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.9 COMPENSATION COMMITTEE means the compensation committee of the Board of Directors.

1.10 EFFECTIVE DATE means the effective date of this Plan, which shall be January 1, 2002.

1.11 EMPLOYER means PacifiCare Health Systems, Inc., its subsidiaries and affiliates or their successors and assigns, unless otherwise herein provided, or any other corporation or business organization that, with the consent of PacifiCare Health Systems, Inc. or its successors or assigns, assumes the Employer’s obligations hereunder.

1.12 ERISA means the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as amended from time to time.

1.13 FINAL AVERAGE COMPENSATION means the Participant’s average monthly base salary from the Employer paid to the Participant during the 36 consecutive month period that produces the highest such average.

1.14 NORMAL RETIREMENT DATE means the first day of the month coincident or next following the later of a Participant’s 62nd birthday and completion of five years of Vesting Service.

1.15 PARTICIPANT means a member of a select group of the Employer’s management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and designated a Participant in this Plan by the Compensation Committee.

1.16 PLAN means this PacifiCare Supplemental Executive Retirement Plan, as amended from time to time.

1.17 PLAN YEAR means the 12 month period ending on the December 31 of each year during which the Plan is in effect.

1.18 VESTING SERVICE means years and completed months of employment with the Employer after becoming a Participant in this Plan. Service prior to the Effective Date is not counted.

ARTICLE II—BENEFITS

2.1 ACCRUED BENEFIT. A Participant’s Accrued Benefit is a single life annuity for the Participant beginning at Normal Retirement Date equal to 4% of Final Average Compensation multiplied by Benefit Service, subject to a maximum benefit of 50% of Final Average Compensation.

2.2 NORMAL RETIREMENT BENEFIT. A Participant who retires at Normal Retirement Date will receive the Accrued Benefit, as adjusted for the form of payment selected. Benefit Commencement Date is the Normal Retirement Date.

2.3 EARLY RETIREMENT BENEFIT. A Participant who has not reached Normal Retirement Date but who has reached his 55th birthday and completed five years of Vesting Service shall be retired from service under this Plan with an early retirement pension on the first day of the calendar month after the Administrative Committee receives a written application to retire. This date will be the Participant’s Benefit Commencement Date. The Participant shall receive an early retirement pension beginning on the Benefit Commencement Date equal to the Accrued Benefit reduced by 1/4 of 1% for each month by which the Benefit Commencement Date precedes Normal Retirement Date, as adjusted for the form of payment selected.

2.4 VESTING. A Participant shall have a 100% vested nonforfeitable right to the Accrued Benefit upon completion of five years of Vesting Service. If the Participant’s employment with the Employer is terminated subsequent to reaching five years of Vesting Service for reasons other than retirement or death, he shall be eligible for a vested pension. The vested pension shall be paid as a single sum equal to the Actuarial Equivalent of the Accrued Benefit. Payment of the single sum amount shall be made at the end of the calendar quarter following the Participant’s termination. A Participant who terminates employment with the Employer for reasons other than retirement or death, shall not be entitled to benefits under this Plan except as provided in this section of the Plan.

2.5 SURVIVOR BENEFITS. A Participant’s spouse shall be the Beneficiary of any benefits provided under this Plan in the event of the Participant’s death, unless another Beneficiary is designated under this section. Each Participant, by written instrument delivered to the Administrative Committee, shall have the right to appoint, and from time to time change, one or more Beneficiaries to receive, in the event of the Participant’s death, any benefits provided in accordance with the Plan. However, such designation shall not be accepted by the Administrative Committee and shall not have any effect unless (1) the Participant is not married or (2) such designation is accompanied by the written consent, duly notarized, of the Participant’s spouse which acknowledges the effect of the designation. A married Participant may not change Beneficiaries after Benefit Commencement Date. Any such designation made by an unmarried Participant shall be rendered null and void by a subsequent marriage.

If at the time of a Participant’s death there is no Beneficiary surviving him/her, then any benefits payable in accordance with the provisions of this Plan shall be paid to the Participant’s estate, in such form as the Administrative Committee shall determine after consultation with the fiduciary of the estate.

In the event of the death of a Participant receiving benefits in accordance with Sections 2.2 or 2.3, the Beneficiary named in this section shall receive a monthly benefit equal to 50% of the monthly benefit the Participant had been receiving prior to his death. Payments of benefits to the Beneficiary shall be made commencing on the first of the month following the Participant’s death and continuing to the last monthly payment preceding the Beneficiary’s death, or if the Beneficiary is not the Participant’s spouse, until a total of 180 monthly payments are received (including payments to the Participant prior the Participant’s death).

In the event of the death of a Participant who is still employed, the Beneficiary named in this section shall receive a monthly benefit equal to 50% of the monthly benefit the Participant would have received if he/she had retired on the first day of the month in which the Participant died. Payments of benefits to the Beneficiary shall be made commencing on the first of the month following the Participant’s death and continuing to the last monthly payment preceding the Beneficiary’s death, or if the Beneficiary is not the Participant’s spouse, until a total of 180 monthly payments are received.

In the event of the death of a Participant who is still employed but not eligible to retire with an immediate benefit, then, solely for the purpose of calculating a survivor benefit in the preceding paragraph, the Participant’s Accrued Benefit will be converted to the Actuarial Equivalent single life annuity commencing on the first day of the month in which the Participant died.

ARTICLE III—DISTRIBUTION OF BENEFITS

3.1 FORMS OF RETIREMENT BENEFIT. A Participant may elect to receive benefits in one of the following forms:

(a)	Single Life Annuity - A benefit paid to the Participant in equal monthly installments. Payment of benefits shall commence on the Participant’s Benefit Commencement Date and continue to the last monthly payment preceding the Participant’s death. No further benefits will be paid to any other person after the Participant’s death, except as provided in Section 2.5.

(b)	Single Sum - The Actuarial Equivalent of the Participant’s Accrued Benefit paid in a single sum in lieu of all benefits under the Plan (including survivor benefits under Section 2.5).

3.2 ELECTION OF FORM OF RETIREMENT BENEFIT. A Participant may make or revoke an election of any form of benefit to which the Participant is entitled by completing the form prescribed by the Administrative Committee, and such election or revocation shall be subject to the following conditions:

(a)	The Administrative Committee shall furnish to each Participant a written explanation of the availability and terms of the various optional forms of payment under the Plan.

(b)	A Participant may make a timely election of the form of payment of his or her benefits under this Plan, and may change such election without penalty by making a subsequent timely election, at any time not later than one year prior to the Participant’s retirement date.

(c)	A Participant may change his or her election of the form of payment of benefits under this Plan within one year before retirement, subject to a 10% reduction of his or her benefit which will be forfeited to the Employer. Notwithstanding the preceding sentence, the 10% reduction penalty shall not apply to an election with respect to the form of payment made during a special election period designated by the Administrative Committee as attributable to a plan amendment.

(d)	If a Participant does not make a timely election of the form of payment of benefits, then benefits under this Plan will be paid as a single life annuity.

3.3 METHOD OF PAYMENT.

(a)	Cash Distributions. All distributions under the Plan shall be made in cash. Payments under this Plan shall be made from the general funds of the Employer or from a grantor (rabbi) trust established by the Employer, if any, unless otherwise provided for by the Board of Directors.

(b)	Timing and Manner of Distribution. If the Participant terminates employment for reasons other than death, the Participant’s Benefit will be due from the Employer, as provided in Article II. If the Participant dies before termination of employment with the Employer, payments to the Participant’s Beneficiary will be due from the Employer, as provided in Article II and in the form of a single life annuity or in another form requested by the Participant’s Beneficiary if approved by the Administrative Committee. Payments will actually commence as soon as practicable after the Participant’s termination, retirement, or death, with back payments, if any, payable at the time the first payment is made.

The Administrative Committee may, at its discretion, change the frequency or timing of benefit payments. However, benefit payments cannot be less frequent than annual, and benefits must be paid in advance of the original monthly schedule.

ARTICLE IV—ADMINISTRATION AND RECORDKEEPING

4.1 ADMINISTRATOR. The Employer shall administer the Plan. Such responsibilities shall be carried out through its corporate officers and employees (acting in their capacities as officers and employees and not as fiduciaries) and the Administrative Committee.

4.2 ADMINISTRATIVE AND RECORDKEEPING AUTHORITY. Except as otherwise specifically provided herein, the Administrative Committee shall have the sole responsibility for and the sole control of the operation, administration, and recordkeeping of the Plan and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to

(a)	Resolve and determine all disputes or questions arising under the Plan, including the power to determine rights of the Participant and Beneficiaries and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan.

(b)	Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c)	Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d)	Make determinations concerning the crediting and distribution of the Participant’s benefits.

4.3 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Administrative Committee are required or permitted, such action shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken that shall discriminate in favor of any particular person or group of persons.

4.4 LITIGATION. In any action or judicial proceeding affecting the Plan, it shall be necessary to join as a party only the Employer. Except as may be otherwise required by law, neither the Participant nor any Beneficiary shall be entitled to any notice or service of process, and any final judgement entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

4.5 CLAIMS PROCEDURE.

(a)	Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Administrator, setting forth his or her claim.

(b)	Claim Decision. Upon receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Administrator may, however, extend the reply period for an additional 90 days for special circumstances. If the Plan Administrator does not respond to the claim within the required time limits, then the claimant will have the right to submit such claim to arbitration immediately after the expiration of such time periods. If the claim is denied in whole or in part, the Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specific reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation which such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection 4.5(c).

(c)	Request for Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrative Committee review the determination of the Administrator. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrative Committee. If the Claimant does not request a review within such 60 day period, he or she shall be barred and estopped from challenging the Administrator’s determination.

(d)	Review of the Decision. Within 60 days after the Administrative Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Administrative Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Administrative Committee will so notify the Claimant and will render the decision as soon as possible, but not later than 120 days after receipt of the request for review.

(e)	Any controversy or claim arising out of or relating to this Plan shall be settled by binding arbitration in Cypress, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall seek to agree upon appointment of the arbitrator and the arbitration procedures. If the parties are unable to reach such agreement, a single arbitrator who is a retired judge of a Federal or California State court shall be appointed pursuant to the AAA Commercial Arbitration Rules, and the arbitrator shall determine the arbitration procedures. Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award. Any such award shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. The arbitrator shall interpret the Plan in accordance with the laws of California. The arbitrator shall be authorized to award reasonable attorney’s fees and other arbitration-related costs to a Participant or his or her Beneficiary if an award is made in favor of the Participant or Beneficiary. The award shall be limited to Plan benefits at issue, reasonable attorney’s fees and arbitration-related costs.

ARTICLE V—MISCELLANEOUS

5.1 LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan or any modification thereof, or the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to the Participant or any other person any legal or equitable right against the Employer or any officer or employee thereof, except as provided by law or by any Plan provision.

5.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein. For all purposes of the Plan, where the context permits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.

5.3 GOVERNING LAW. The laws of the state of California shall govern, control, and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States.

5.4 NO EMPLOYMENT RIGHTS. Participation under the Plan will not give a Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

5.5 NONQUALIFIED PLAN. The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded plan of deferred compensation, and no provision of this Plan shall be interpreted as to give any individual any right in any assets of the Employer which right is greater than the rights of any general unsecured creditor of the Employer.

5.6 SPENDTHRIFT PROVISION. No amount payable to a Participant or any Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit hereunder be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, the withholding of taxes from Plan benefit payments; the recovery under the Plan of overpayment of benefits previously made to the Participant or any Beneficiary; if applicable, the transfer of benefit rights from the Plan to another plan; or the direct deposit of Plan benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation. In the event that the Participant’s or any Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer may bring an action for a declaratory judgement in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s account or, if the Employer prefers, paid into the court as they become payable, to be distributed by the court to the recipient as it deems proper at the close of said action.

5.7 AMENDMENT OR TERMINATION. The Board of Directors, or the Compensation Committee as its designee, may terminate or amend any or all of the provisions of or add provisions to this Plan at any time. However, no termination or amendment of this Plan shall reduce or adversely affect (i) the benefit then being paid under this Plan, or (ii) the benefit (including optional forms of benefit) that a Participant would be eligible to receive under this Plan.

In the event of termination or partial termination of this Plan, each affected Participant shall be 100% vested in his Accrued Benefit. The vested pension shall be paid as a single sum equal to the Actuarial Equivalent of the Accrued Benefit. Payment of the single sum amount shall be due at the date of the Plan termination. The foregoing shall not apply to a Participant who has received full distribution of his benefit. Such a Participant shall not be entitled to any additional vested benefit upon termination or partial termination of this Plan.

5.8 CHANGE OF CONTROL. In the event of a Change of Control, all participants will be deemed to have fully satisfied the Vesting requirement as described in section 2.4 and will become immediately vested in their Accrued Benefit. In addition, any Participant who is involuntarily terminated, not due to habitual neglect of duties or gross misconduct, within two years of a Change of Control will be entitled to immediate commencement of his or her Accrued Benefit with no reduction for early commencement. After a Change of Control of the Employer, the Plan may not be amended to eliminate or modify the right of a Participant (or Beneficiary) to receive a single sum cash payment of his or her benefits. In addition, for this purpose, Change of Control means and refers to:

(a)	The acquisition by any Person (as hereinafter defined) of Beneficial Ownership (as hereinafter defined) of 20% or more of either the then outstanding stock (the “Outstanding Company Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person that controls, is controlled by or is under common control with, the Company or (III) any acquisition by any Person pursuant to a transaction which complies with clauses (I), (II) and (III) of subsection (c) of this definition; or

(b)	Individuals who constitute the incumbent Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, provided that, for purposes of this subsection (b), any individual who becomes a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the incumbent Board of Directors shall be considered as though such individual were a member of the incumbent Board of Directors, excluding, however, any such individual who initially assumes office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (I) the Persons who had Beneficial Ownership, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination have Beneficial Ownership immediately following the consummation of such Business Combination, directly or indirectly, of more than 50% of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting or surviving from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (II) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) has

Beneficially Ownership, directly or indirectly, of 20% or more of, respectively, the then outstanding common shares of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed in respect of the Company prior to such Business Combination and (III) at least a majority of the members of the board of directors or similar body of the entity resulting from such Business Combination were members of the incumbent Board of Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(d)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this definition:

•	“Person” means an individual, partnership, joint venture corporation, trust, unincorporated organization, government (or agency or political subdivision thereof), group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) or any other entity.

•	“Beneficial Ownership” means beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act.

•	Company means the Employer.

5.9 CONTINUATION AFTER CONSOLIDATION. The Plan shall not be terminated solely by a transfer or sale of assets of the Employer or by the merger or consolidation of the Employer into or with any other corporation or other entity. The Plan shall be binding upon and inure to the benefit of any successor of the Employer provided, however, that the Employer or its successor may terminate the Plan, in whole or in part, at such time as it may determine in its sole discretion. Upon such termination, all affected Employees shall become fully vested in the benefits payable hereunder and the Employer or its successor may choose, in its discretion, to accelerate the payment of a Participant’s benefits to the actuarial present value thereof.

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